Exhibit 14

Message from our President and Chief Executive Officer

Welcome to NCR’s Code of Conduct. As a global company that has been in business for more than 120 years, our reputation is one of our most important assets. Even in today’s environment of transparency and full disclosure, we continue to witness numerous organizations that have had serious breaches of trust, unprecedented levels of greed, disrespect for the law, and a breakdown in the fundamental principles that these organizations were built upon. Since John H. Patterson founded our company, NCR has seen many changes. However, what has not changed is NCR’s ability to redefine itself, adapt and adjust to business and global needs while operating with the highest level of integrity. As was true in the past, and also is true today, we have strong, ethical leadership which provides direction, clarity and a passion to succeed.

The NCR Code of Conduct, along with our Shared Values, are valuable resources for understanding the specific behaviors NCR expects all employees to exhibit in their day-to-day interactions and relationships and provides a framework for our daily decision making. NCR recently undertook a company-wide initiative to gather input on how to make our Shared Values even stronger. Our employees overwhelmingly confirmed that “integrity” remains our most important value. Our refreshed values are:

Integrity: Highest Standard of Integrity

Respect & Teamwork: Respect for Each Other; Work as a Team

Customer Dedication: Passion for Our Customers and Their Success

Performance: Commitment to Performance Excellence

Innovation: Pursuit of Innovation

NCR’s future is bright and we believe that our Code of Conduct provides an excellent framework to continue our journey of innovation and providing solutions that deliver value to our customers. Each year our employees, including me, are required to certify their understanding of and compliance to the Code of Conduct. And we expect that our vendors, suppliers and customers will abide by similar principles in their daily operations. Through this certification process, we commit to all of our stakeholders – customers, employees, partners, suppliers and shareholders – that we will utilize our Shared Values and our Code of Conduct to ensure that the NCR name and brand continues to be worthy of trust.

Regards,

William Nuti

President and CEO

TABLE OF CONTENTS

NCR SHARED VALUES	4

INTRODUCTION / EXPLANATION	5

Purpose of this Code of Conduct	5
Ethics & Compliance Program	5
Addressing Ethical Problems
Where to Seek Guidance
Reporting Non-Compliance / NCR AlertLine	6
How to Locate NCR Policies Referred to in this Code of Conduct	6

WORKPLACE	7

Conflict Resolution	7
Workplace Violence	7
Non-Discrimination	7
Equal Employment Opportunity / Affirmative Action	7
Harassment	8
Drug-Free Workplace Consensual Relationships	8
Infrastructure Technology Resources	8
Employee Privacy / Employment References	9

CONFLICTS OF INTEREST	10

Competing or Doing Business with NCR	10
Improper Personal Benefits	10
Gifts and Favors, Entertainment, and Bribes	10

PROTECTION OF COMPANY ASSETS	11

Company Funds and Property	11
Corporate Opportunities	11
Proprietary Information	11
Accuracy of Company Records	12
Financial Reporting	12
Investment Rules and “Insider Trading”	13

CONDUCT IN THE MARKETPLACE	14

Private-Sector Customers	14
Government Customers	14
Suppliers	14
Competitors - Antitrust or Competition Laws
- Trade Secrets
Copyrights and “Fair Use”	14

GLOBAL COMMERCE	15

Export Controls	15
Import Laws	15
International Economic Boycotts	15
Foreign Corrupt Practices Act (FCPA)	16

ENVIRONMENT / OCCUPATIONAL HEALTH & SAFETY / PRODUCT SAFETY	16

Environment	16
Occupational Health & Safety	16
Product Safety	16

COMMUNITY ACTIVITY	17

Charitable Contributions	17
Political Contributions	17

IN SUMMARY	17

NCR SHARED VALUES

NCR Shared Values form the foundation of our business relationships with each other, our customers, partners and suppliers. They define a global, consistent framework for conducting business. We use NCR Shared Values to direct our behavior and guide our decisions as we drive to achieve our business objectives.

INTEGRITY: Highest Standards of Integrity

We must act ethically and with courage, fairness and honesty in all our business dealings. We must keep our commitments, admit our mistakes and learn from our experiences. We are accountable for what we achieve and how we achieve it. We know our reputation is directly affected by the conduct of each and every employee and we strive to ensure the NCR name remains worthy of trust.

PERFORMANCE: Commitment to Performance Excellence

We commit to high performance in all functions. We must take personal ownership for the success of our company and work together to continuously improve and achieve best-in-class performance. We must deliver the highest quality products and services to our internal and external customers. And we realize that profitable growth is the means to develop new business solutions for our customers and create opportunities for employees, as well as reward the trust of our shareowners and the performance of employees.

CUSTOMER DEDICATION: Passion for Our Customers and Their Success

We genuinely care about our customers and are dedicated to serving them well. We learn their markets, understand their specific goals and objectives, and develop solutions that deliver business value. We must build teams with each other and with our customers to maximize our ability to deliver the highest possible value. We must always respond with a sense of urgency. And we must strive to develop long-term customer relationships by consistently delivering quality, innovation, and business value that meet or exceed our customers’ expectations – with no surprises.

INNOVATION: Pursuit of Innovation

We must be in constant pursuit of innovation – both process and technology innovation. Throughout our history, NCR’s ability to harness the power of new ideas and put them to work for our customers in the real world has defined our company and fueled our leadership. From the way we search for new and more effective ways to run our business to the dynamic new technologies we deliver to our customers, innovation powers the engine that drives our success now and in the future.

RESPECT & TEAMWORK: Respect for Each Other, Work as a Team

We base our working relationships upon trust and respect and recognize the contributions of every member of the NCR team. We value the unique qualities, abilities and perspectives each person brings to a challenge or opportunity, and we also know that as a team we can achieve together what would remain out of reach for us individually. And we communicate openly and candidly with each other and extend our respect and team spirit to customers, partners, suppliers and the communities in which we live and work.

INTRODUCTION/EXPLANATION

Purpose of this Code of Conduct

The NCR Code of Conduct is our single worldwide code of conduct. It is our guide and point of reference for upholding our corporate values. While our principles for business conduct are described in these pages, our code does not cover every situation, nor establish every rule. NCR’s corporate policies and procedures, as well as our individual commitment to ethical and legal behavior must also guide NCR employees.

This code applies to all NCR employees, including senior management, directors, independent contractors, and agents. Any waiver of the code for executive officers or directors can only be approved by the NCR Board of Directors or its Committee on Directors and Governance and must be properly disclosed to shareholders. It affirms our commitment to the highest standards of integrity in our relationships with one another and with our customers, suppliers, and shareholders. We expect the suppliers and contractors with whom we do business to embrace similar values and standards. Because all NCR employees are expected to abide by the provisions of this code of conduct, employees are expected to read it, understand it, and conduct themselves in keeping with its guidelines. And, whenever questions arise, employees are responsible for seeking clarification from their managers, Human Resources, the Ethics & Compliance Officer, NCR AlertLine, the Law Department, or Corporate Security.

Ethics & Compliance Program

This code of conduct is an important component of our corporate Ethics & Compliance Program. The NCR Board of Directors, Committee on Directors and Governance provides guidance and direction on the company’s Ethics & Compliance Program and assigns oversight responsibility for NCR’s business ethics program to a committee. This committee, known as the Ethics & Compliance Leadership Team is comprised of a number of executive officers of the company. Each business unit and infrastructure organization within NCR is responsible for helping to ensure legal and ethical compliance by everyone within his or her organization.

The Ethics & Compliance Officer supports the efforts of these organizations. The Ethics & Compliance Officer assists business unit, regional, and department heads in their efforts to ensure that NCR is following this code of conduct, corporate policies, and other applicable laws. When employees are not comfortable going to their manager, the Ethics & Compliance Officer or the NCR AlertLine anonymous reporting system serve as additional front-line resources if employees suspect compliance violations or have questions or concerns about compliance issues within NCR. The Law Department, Global Human Resources, Corporate Audit, the Corporate Controller’s Division, and Corporate Security will support the efforts of the Ethics & Compliance Officer and Ethics & Compliance Committee.

Compliance with ethical and legal standards is everyone’s responsibility. We are often faced with ethical dilemmas and the best course of action is not always clear. The following questions can help when employees are not sure what to do.

•	What feels wrong about this situation?

•	Is this situation against company policy or the law?

•	How will our stakeholders be affected?

•	How will I be affected?

Moreover, employees who supervise others have a special responsibility to show, through words and actions, their personal commitment to the highest standards of integrity. In particular, managers are responsible for:

•	Ensuring that their team members understand NCR Shared Values and the provisions of this code and providing them with additional training when appropriate.

•	Taking reasonable steps to ensure that unethical conduct within their areas of responsibility is detected, addressed, and reported.

•	Considering whether an employee follows our code before placing them in a position of responsibility.

•	Creating an environment that promotes compliance, encourages employees to raise policy questions and concerns, and prohibits retribution.

Every NCR employee must comply with all applicable laws, with the provisions of this code of conduct, and with other company policies and procedures. However, when working in a country where local laws conflict with the provisions of this code, employees should follow the local legal requirements.

Ultimately, our conduct is our own responsibility. None of us should ever commit dishonest, destructive, or illegal acts - even if directed to do so by a manager or co-worker - nor should we direct others to act improperly. Additionally, no employee should deviate from NCR’s policies or instructions, even if doing so appears to be to the company’s advantage. If you have questions or concerns about the application of a particular policy, check the policy manual or contact the policy owner.

Reporting Non-Compliance / NCR AlertLine

If you suspect, observe or learn of unethical or illegal conduct, you are required to immediately notify your manager, the Law Department, Human Resources, the Ethics & Compliance Office, or Corporate Security, as appropriate. You may also contact the NCR AlertLine to report anonymously any non-compliance issue. Due to data protection and privacy issues, some countries may preclude the reporting of certain types of concerns through the NCR AlertLine. Within the United States, the NCR AlertLine number is 1-888-256-5678; outside the United States, the NCR AlertLine can be accessed by calling AT&T Direct. If you don’t know the AT&T Direct number in your country, call your international operator and ask for AT&T Direct. Once you have accessed AT&T Direct, dial 888-256-5678.

NCR is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. NCR policy CFAP #109 clarifies the types of issues that need to be reported and how such matters are to be handled internally. Employees with information concerning wrongdoing or questionable conduct at NCR should contact the Ethics & Compliance Office, the NCR AlertLine, the Law Department, Internal Audit or Corporate Security.

Reports of misconduct, including those made anonymously, will be investigated and feedback will be provided when appropriate. U.S. law provides protection against retaliatory termination or adverse employment action by NCR, and its officers, employees and agents, against any employee who (i) provides information to a supervisor, the federal government or Congress that the employee reasonably believes relates to federal securities or anti-fraud violations, or (ii) files, testifies, participates in, or otherwise assists in any actions involving conduct that the employee reasonably believes relates to federal securities or anti-fraud violations. ANYONE MAKING A GOOD FAITH COMPLAINT OR REPORTING AN IRREGULARITY WILL NOT BE SUBJECT TO DISMISSAL OR RETALIATION OF ANY KIND. Any retaliation for making a good faith complaint or reporting an irregularity is in itself a serious violation of this code and will be subject to discipline up to and including termination. NCR will not condone reprisals against people who report suspected violations in good faith, and their identities will be protected to the maximum extent possible consistent with law and NCR policy.

Similarly, employees who deliberately misreport will be subject to disciplinary action, up to and including termination.

For more information about the Ethics & Compliance Program and Reporting, please see Corporate Management Policy 900: “Ethics & Compliance Process”.

How to Locate NCR Policies Referred to in this Code of Conduct

Several important NCR policies are referred to in this code of conduct. The complete text of these policies is easy to find on NCR’s internal computer network. Follow these instructions for accessing corporate policies:

1. Go to http://www.iis.ncrnet.ncr.com/cfo/cfo/corppolicies.html

2. Click on “Corporate Finance & Accounting Policies (CFAP)” or “Corporate Management Policies (CMP)”.

3. Click on the policy you wish to access.

WORKPLACE

Conflict Resolution

NCR recognizes that conflicts may arise among individuals who bring different skills, qualities, and personalities into the workplace. To keep all employees focused on our primary objective — profitable growth — early resolution of conflicts is in everyone’s best interest. Throughout the company, NCR provides processes and procedures to help employees and managers resolve conflicts related to almost any workplace issue. We encourage all employees to seek information about conflict resolution from your manager or from your local Global Human Resources representative. Many NCR area and country organizations have dispute resolution processes spelled out in their employee guides or special booklets provided to each employee. In the United States, for example, Internal Dispute Resolution (IDR)) provides a two-step dispute resolution process covering workplace issues for all non-bargaining unit employees.

For more information about IDR and conflict resolution at NCR, please see Corporate Management Policy 706: “IDR: Internal Dispute Resolution”. For additional guidance, please see Questions and Answers or Your Responsibilities.

Workplace Violence

NCR is committed to providing a safe and secure work environment for its employees and visitors to NCR facilities. All individuals on NCR premises must treat one another with respect and courtesy. NCR will not tolerate acts or threats of violence. To support NCR’s “zero tolerance” position toward workplace violence, both employees and visitors to NCR’s facilities must report instances of actual or threatened violence on NCR premises.

NCR’s Workplace Violence Policy provides guidelines on the appropriate actions if employees and visitors witness actual or threatened acts of violence. Depending upon the nature and severity of the incident, NCR will engage local law enforcement authorities, on-site security guards, community mental health advisors, or Human Resources Representatives to take prompt action to remove, discipline, counsel or prosecute any individual on NCR premises who poses a safety risk or commits an act of violence.

NCR prohibits the possession of weapons in the workplace.

For more information about Workplace Violence at NCR, please see Corporate Management Policy 708: “Workplace Violence” . For additional guidance, please see Questions and Answers or Your Responsibilities.

Non-Discrimination

NCR is committed to providing a work environment free from any illegal discrimination based on race, color, religion, national origin, gender, age, disability, sexual orientation, gender identity or expression, marital status, or any other unlawful factor to the fullest extent required by local law. Decisions concerning hiring, performance appraisals, and promotions will be based only on those factors permitted by law. For example, in the United States, these factors are limited to an employee’s qualifications, skills, and achievements.

To help achieve this, NCR complies with applicable human rights and employment-equity legislation. And, we do not discriminate unlawfully in any aspect of employment, including recruiting, hiring, compensation, promotion, or termination.

Equal Employment Opportunity / Affirmative Action

NCR affirms its commitment to providing equal opportunity to all employees and applicants for employment in accordance with all applicable laws, directives, and regulations of federal, state and local governing bodies and agencies. We want to make sure that as a company, we treat our employees with respect and that, when making any employment-related decision, we only consider relevant performance factors.

Specifically, it is NCR’s policy to:

•	Comply with both the letter and the spirit of all applicable laws and regulations governing employment

•	Provide equal opportunity to all employees and to all applicants for employment

•	Take appropriate affirmative action to make equal opportunity a reality

•	Make reasonable accommodations to the limitations of qualified employees or applicants with disabilities

•	Ensure that maximum opportunity is afforded to minority and women-owned businesses to participate as suppliers, contractors, and subcontractors of goods and services to NCR; and

•	Comply with regulatory agency requirements and with federal, state, and local procurement regulations and programs

Each employee has a responsibility to support the company’s equal opportunity and affirmative action commitment. NCR managers should understand and carryout all aspects of our equal opportunity policy. Because nearly one half of all NCR employees live in the United States, it is particularly important that this code call attention to the U.S. Equal Employment Opportunity and Affirmative Action laws. Your local Global Human Resources representative and the Law Department can answer any specific questions that you may have.

For more information about non-discrimination at NCR, please see Corporate Management Policies 701: “Non-Discrimination-Equal Employment Opportunity,” and 705: “Diversity in the Global Workplace.” For additional guidance, please see Questions and Answers or Your Responsibilities.

Harassment

NCR does not tolerate conduct that creates an intimidating or offensive work environment. Such conduct includes, but is not limited to (a) racial, religious, sexual, or ethnic comments or jokes; (b) unwelcome sexual advances or inappropriate physical contact; or (c) unwelcome sexually-oriented gestures, pictures, jokes or statements.

If you believe that you are the victim of discriminatory or harassing conduct, report it to your manager or to your Global Human Resources representative. You may also report such conduct anonymously to the NCR AlertLine. Due to data protection and privacy issues, some countries may preclude the reporting of certain types of concerns through the NCR AlertLine. All good faith complaints will be investigated promptly and without retaliation to the report originator.

For more information about zero tolerance of harassment at NCR, please see Corporate Management Policy 702: “Harassment.” For additional guidance, please see Questions and Answers or Your Responsibilities

Drug-Free Workplace

NCR is committed to a drug-free workplace. The misuse of drugs, both legal and illegal, while on company premises or during company business is prohibited. NCR prohibits the use, possession, distribution, or sale of illegal drugs on its premises, in its vehicles, and while conducting NCR business. Furthermore, it is expected that employees will not conduct NCR business while under the influence of alcohol or illegal drugs. To promote this policy, to the extent permitted by local law, NCR requires a drug-screening test of all that apply for employment.

For more information about NCR’s commitment to a drug-free workplace, please see Corporate Management Policy 219: “Drug-Free Workplace.” For additional guidance, please see Questions and Answers or Your Responsibilities.

Consensual Relationships

NCR does not seek to insert itself into employees’ personal relationships. However, when an employee has a significant personal relationship with another employee, complications can sometimes arise that may cause problems in the workplace. To minimize the chances of any adverse impact on the workplace, it is essential that employees conduct themselves in a fully professional, appropriate, and mature manner.

Additionally, employees with management responsibilities should be aware that having an intimate relationship with a lower-level employee in their organization might limit their ability to manage certain aspects of the business or otherwise cause problems in the workplace. Therefore, the company strongly discourages employees from living with, dating, or becoming involved in a romantic relationship with another person over whom the employee has supervisory, hiring, or disciplinary authority. Managers/subordinates who have or enter into such a relationship are required to immediately disclose the existence of the relationship to Human Resources or the Ethics & Compliance Officer, so that the Company may take appropriate action to address issues that may arise.

Infrastructure Technology Resources

NCR’s electronic information exchange and infrastructure systems are to be used in the furtherance of NCR business. No NCR employee, contractor, or partner should use these electronic resources to espouse personal, political, or religious views or to solicit support for any non-business cause or event. It is the responsibility of each individual to utilize the company’s IT infrastructure resources in a responsible, ethical, and lawful manner. Employees may occasionally use Company resources such as printers, copy machines, Internet access, telephone or e-mail for personal use. Personal use of Company resources on an occasional and limited basis is acceptable as long as NCR’s Information Technology and other policies are followed; there are no measurable costs or negative impact on NCR’s business; and co-workers are not distracted. The use of IT resources to access any service on the public Internet is reserved for NCR employees and NCR contractors for the direct support of legitimate NCR business objectives but employees may use occasionally subject to the criteria listed above.

Internet material that conflicts with NCR’s Shared Values and is not compatible with a productive work environment should not be accessed. Access to such material can also result in potential legal liabilities to NCR. Examples of restricted sites include, but are not limited to, those with information or activities involving non-business related chat groups, pornography, criminal skills and illegal activities (including those related to the circumvention of network security controls), dating services and discussions, the purchase and use of illegal or recreational drugs, extreme or obscene material, gambling, hate speech, games, and entertainment.

For NCR employees, any communication relating to the Company posted in Internet chat rooms is subject to NCR’s policies on disclosure of confidential and proprietary information. Many Internet users who participate in investor-related discussion groups claim to have “inside” information about a company. Others post messages spreading innuendo and rumors. Employees who participate in these Internet discussion groups are reminded that they must adhere to the following rules based on NCR’s policies and applicable law:

•	Don’t participate in chat rooms about NCR or companies doing business with NCR

•	Don’t disclose material, inside information or other confidential and/or proprietary information about NCR or another company that you learn of through your work at NCR and

•	Don’t create or comment on rumors

In addition, e-mail should not be used, among other things, to create or exchange offensive, harassing, obscene or threatening messages; to send proprietary registered information, or to create or exchange advertisements, solicitations, chain letters and other unsolicited non-business related e-mail.

For more information about the use of NCR’s information technology resources, please see Corporate Management Policy 1404: “Information Technology Infrastructure Policy”. For additional guidance, please see Questions and Answers or Your Responsibilities.

Employee Privacy / Employment References

NCR acquires and maintains only those employee records required for business, legal, or contractual reasons. We also limit access to these records to people who need the information for legitimate purposes. When asked to provide an employment reference or verification, NCR will only verify dates of employment and the position(s) held. NCR also acquires and maintains customer data for use according to customer’s instructions or as required by law.

NCR will limit the collection and use of employee and customer information to that which is necessary or helpful for valid business purposes or to comply with local law and such data will be obtained only by fair and lawful means. NCR may disclose such information to its affiliates or independent service providers or subcontractors or unaffiliated third parties, subject to certain limitations, as needed to support the use described above. This may include transferring data outside of a country. NCR will not sell, rent or lease lists of such information except as part of a sale of that business

For more information about employee privacy at NCR, please see Corporate Management Policies 204: “Protection of Personal Data” and 205: “Privacy of Protected Health Information”. For additional guidance, please see Questions and Answers or Your Responsibilities. Laws may vary significantly from country to country on matters of employee privacy and other workplace issues. For more information about workplace policies, please contact your local Global Human Resources representative or the Law Department.

CONFLICTS OF INTEREST

Conflicts of interest arise when the personal interests of an NCR employee influence, or appear to influence, his or her judgment or ability to act in NCR’s best interest. In general, you must always act on an arm’s length basis and in the best interests of NCR when conducting business with outside parties on behalf of NCR and avoid taking any actions or acquiring any interests that may make it difficult to perform your work for NCR objectively and effectively. You must also deal with all outside parties in a fair and objective manner, without favor or preference based upon personal considerations. You are encouraged to communicate potential conflicts of interest with your manager, Human Resources representative, the Law Department or the Ethics & Compliance Office as described below. NCR’s directors must confirm on an annual basis that they have no conflicts of interest in their relationships with NCR. All employees are required to disclose potential conflicts of interest during the Code of Conduct certification process. However, once a potential conflict of interest issue arises, it should be reported immediately.

Competing or Doing Business with NCR

Our policy regarding competition with NCR is clear: you should not engage in activities that compete with NCR’s current or prospective business activities, nor engage in activities that give the appearance that you are doing so. In addition, you may not act for NCR and directly or indirectly on the behalf of an affiliated firm that does business with NCR or is seeking to do business with NCR (such as a current or potential customer, supplier or strategic partner). Interests in affiliated firms or competitors that may create conflicts of interest include, among other things, a major equity investment, a close relative with a position at such firm, or a consulting or part-time position with such firm.

Improper Personal Benefits

NCR’s employees receive compensation and reimbursement of expenses in the ordinary course of its business. Conflicts of interest may arise, however, if employees receive improper personal benefits from the company. To avoid even the appearance of impropriety, personal loans or guarantees of personal obligations by the company are prohibited. Examples of other improper personal benefits that may give rise to a conflict of interest include personal uses of company property that are not permitted under NCR’s policies, as well as personal travel expense, personal entertainment and related expenses that are paid by NCR, among other things.

Gifts and Favors, Entertainment, and Bribes

Gifts and Favors

Gift-giving practices vary around the world. Generally, gifts are given to create goodwill and, in some parts of the world, declining a gift may insult the giver. On the other hand, accepting a gift may create a conflict of interest or the appearance of a conflict. To avoid any conflicts of interest, do NOT (1) solicit gifts from anyone doing business with NCR (such as customer, supplier or strategic partner), (2) accept gifts that are expensive or likely to influence your judgment, (3) accept – under any circumstances – payments, loans, kickbacks, special privileges, or services from anyone in return for NCR business, or (4) give – under any circumstances – payments, loans, kickbacks, special privileges, or services to current or potential customers, suppliers or strategic partners.

If NCR’s Conflicts of Interest policy requires you to decline a gift or favor, you should politely explain that NCR policy prohibits you from accepting it. Also, please keep in mind that in parts of the world where gift-giving is common practice and not accepting a gift could reflect badly on NCR, it may be appropriate to accept the gift — as long as doing so would not violate any laws or in any way discredit NCR, and the gift is unsolicited and not given to influence your judgment. In such circumstances, you may accept the gift on behalf of NCR; however, you must immediately notify your manager and relinquish the gift to NCR.

Entertainment

Except when working with government employees, you may accept inexpensive meals or other modestly priced forms of entertainment from outside parties as a courtesy extended during the normal course of business. Employees who work with government employees are responsible for knowing the local rules and regulations regarding government employee buyer-and-seller relationships.

Bribes to Obtain or Retain Business

Providing favors, money, inappropriate gifts, or anything else of unusual or expensive value to obtain or retain business may be considered bribery. Bribery violates NCR policy and the laws of many of the countries where NCR conducts business. You may not accept or give bribes in any form – regardless of whether this is culturally acceptable.

For more information about conflicts of interest and NCR, please see Corporate Management Policies 901: “Conflicts of Interest” and 912: “Gifts & Entertainment.” For additional guidance, please see Questions and Answers or Your Responsibilities.

For more information about NCR’s position on gifts, entertainments, and favors, please see Corporate Management Policies 904: “Standards for Business Conduct (Foreign Corrupt Practices Act),” and 901: “Conflicts of Interest.” For additional guidance, please see Questions and Answers or Your Responsibilities. The Law Department and Global Procurement can provide further information.

NCR employees involved in government contracts should seek further guidance regarding gifts, entertainment, and favors from the Law Department.

PROTECTION OF COMPANY ASSETS

Company Funds and Property

All NCR employees are responsible for protecting company assets from loss, theft, or unauthorized uses. Company assets include trademarks and service marks; company time; money and charge cards; land and buildings; records; vehicles; equipment, including fax machines, copiers, and telephones; computer hardware and software; Internet, intranet, and other networks; scrap and obsolete equipment.

NCR’s electronic information exchange systems are to be used in the furtherance of NCR business. Employees may occasionally use Company assets such as printers, copy machines, Internet access, telephone or e-mail for personal use. Personal use of Company assets on an occasional and limited basis is acceptable as long as NCR’s Information Technology and other policies are followed; there are no measurable costs or negative impact on NCR’s business; and co-workers are not distracted. No NCR employees should use the electronic information exchange systems to espouse personal, political, or religious views or to solicit support for any cause or event. NCR has the right to review any material sent, received, or stored on its electronic information exchange systems

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; using corporate property, information or position for personal gain; and competing with the company. Employees, officers and directors owe a duty to the company to advance its legitimate interest when the opportunity to do so arises.

Proprietary Information

Proprietary information is knowledge that NCR has determined must not be disclosed to others, except as required by law or as permitted by company policy. Proprietary information includes all non-public information that might be of use to NCR’s competitors, or harmful to the company or its customers such as, among other things:

•	Research and development, including inventions, patent applications, and engineering and laboratory notebooks.

•	Employee, customer, stockholder, and supplier information.

•	Network management information.

•	Confidential manufacturing processes or procedures.

•	Business strategies and results, information about unannounced products or services, concepts and designs, marketing plans, pricing, and financial data.

•	Confidential organizational information, including organizational charts.

•	Confidential information NCR obtains from third parties.

•	Information concerning potential acquisitions or divestitures.

•	Company financial outlooks and projections.

Disclosure of proprietary information could damage NCR competitively or financially. In some cases, its release could also embarrass our employees, customers, suppliers, or partners. Disclosure may also be prohibited simply because the information belongs to others and NCR has agreed to keep it private. When a legitimate business need to disclose proprietary information outside NCR arises, a legally binding non-disclosure agreement may be appropriate. Consult the Law Department in these situations.

Acquiring and Using Information about Competitors

In the normal course of business, it is not unusual to acquire public information about other organizations, including our competitors, through legal and ethical means. However, NCR employees should avoid seeking or receiving information about a competitor through other non-public means if they know or have reason to believe the information is proprietary or confidential. Obtaining propriety information without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Also, NCR employees may not use third parties to acquire information by improper means. Consult the Law Department for further guidance regarding acquiring or using information about competitors.

Accuracy and Retention of Company Records

NCR must have accurate and complete records to meet financial, legal, and management obligations. This information is used to fulfill our obligations to customers, suppliers, shareholders, employees, and government agencies. Company records include general and subsidiary ledgers, employee and payroll records, vouchers, customer invoices, time reports, contracts, billing records, benchmark and measurement data, employee and customer survey results, performance and production records, and other essential data for financial and business decisions. You should follow the company’s internal controls and procedures to ensure that (1) all transactions are properly authorized, (2) NCR’s assets are safeguarded against unauthorized or improper use, and (3) all transactions are properly recorded and reported in accordance with NCR’s policies.

Proper record retention is important to ensure records are systematically maintained and available to satisfy corporate and governmental requirements. Every NCR organization is responsible for maintaining a comprehensive record retention schedule providing not only the criterion for the retention of records but for the systematic disposal of records.

For additional information regarding NCR’s record retention policy, please see Corporate Finance & Accounting Policy 111: “Record Retention”.

Financial Reporting

NCR expects ethical conduct in the practice of financial management and requires all of its finance and administration employees to affirm annually their compliance with NCR’s Code of Conduct. NCR’s financial reporting must be timely, accurate, and supported by appropriate underlying records and documents. Moreover, all information required to be disclosed by the company in the reports that it files or submits to the United States Securities and Exchange Commission must be properly recorded, processed, summarized and reported to NCR’s senior management as appropriate to allow timely decisions regarding required disclosure. Senior financial management should be informed of all material non-financial information, as well as financial information, impacting NCR.

The Corporate Finance & Accounting Policy Manual and the Finance & Administration section of the Corporate Management Policy Manual provides detailed information specific to protecting NCR’s information and other assets. Employees should be familiar with all policies, but specifically with Corporate Finance & Accounting Policies 112: “Signature Authorization for Expenditures,” and Corporate Management Policy 1402: “Protecting Information within NCR.” Additionally, refer to the Corporate Finance & Accounting Policy

Manual’s 1800 Series of policies regarding Internal Accounting Control (IAC). For additional guidance, please see Questions and Answers or Your Responsibilities.

The Chief Financial Officer’s organization (937-445-7801) can be contacted for more guidance.

Investment Rules and “Insider Trading”

Securities laws and NCR policy prohibit employees from trading, directly or indirectly, in NCR securities while in possession of material inside information about the company. This prohibition also includes trading the securities of other publicly held companies on the basis of material inside (or non-public) information. It is also illegal and against company policy to “tip” others by disclosing material inside information about NCR or another company to your friends, family members, or other third parties.

Material inside information is generally defined as any information that has not been widely disclosed to the public and is likely to influence an investor to buy, sell, or hold NCR stock. Material inside information can take many forms. Examples include acquisition or divestiture plans; actual or projected financial information; new contracts, products, or discoveries; major organizational changes; or other business plans. Keep in mind that often your job may provide you with material inside information about a company other than NCR. To comply with NCR’s insider trading policy you should (1) never provide material inside information about NCR to others who might buy or sell stock based on that information, (2) take precautions to restrict access to material inside information about NCR or another company to those employees who “need-to-know” that information for business reasons, (3) avoid advising or encouraging another person to trade in a company’s stock if you have material inside information about that company, and (4) never buy or sell NCR securities or another company’s publicly traded stock while in possession of material information that has not been released to the public.

Because violations of insider trading securities laws can result in serious financial and criminal penalties, NCR’s policy also prohibits certain transactions to avoid even the appearance of impropriety. First, because of the nature of their positions within NCR, certain NCR employees (“restricted insiders”) may not purchase or sell NCR securities during defined “blackout periods” before and after the announcement of the company’s annual and quarterly earnings results unless such trades occur under a company-approved, pre-arranged trading plan. This restriction includes changing your investment direction in the Employee Stock Purchase Plan (by increasing or decreasing the amount of NCR stock you purchase) or the company’s Savings Plan (by investing more or less money in NCR securities) during a blackout period. Second, all NCR employees are prohibited from trading in NCR derivative securities at any time. Derivative securities generally include “put” and “call” options (publicly available “rights” to sell or buy securities within a certain number of months at a specified price) and “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price when they are due for delivery). Finally, employees cannot engage in any transaction where they may profit from the short-term speculative swings in the value of NCR securities.

For additional information regarding NCR’s insider trading policy, please see Corporate Management Policy 922: “Insider Trading,” and 922Q: ”NCR’s Insider Trading Policy Employee Q&As”. For additional guidance, please see Questions and Answers and Your Responsibilities. Additionally, the Law Department can provide further guidance.

Inspection Requests or Litigation

Because NCR is a large and diverse organization, its operations are regulated by many different governmental agencies around the world. As a result, various governmental agents, auditors, investigators, police, prosecutors, attorneys and other officials visit or contact NCR employees requesting information. NCR insists all employees in locations comply with applicable laws, regulations, and ethical standards. The company cooperates with all governmental inquiries consistent with respect for the legal rights of our shareholders and employees.

The Company’s Law Department will handle all legal affairs involving the Company and its subsidiaries. The Law Department may choose to provide legal services directly or to retain the assistance of outside counsel. The Law Department must be notified immediately of all litigation involving NCR or any of its subsidiaries.

For additional information, all employees should be familiar with Corporate Management Policy 916:” Responding to Governmental Requests for Information and Facility Inspections” and Corporate Management Policy 918: ”Retention of, and Subsequent Relationship with, Outside Legal”.

CONDUCT IN THE MARKETPLACE

As a publicly traded company, NCR releases information and communicates with the media regularly. It is important that these communications be accurate, consistent and timely given the importance of the media’s audience – employees, investors, customers, prospective customers and suppliers. For additional information, all employees should be familiar with Corporate Management Policy 1104: “Media Relations”.

NCR and its employees should endeavor to deal fairly with the company’s customers, suppliers, strategic partners, employees and competitors. This means that we will not take advantage of anyone through misrepresenting facts, manipulation, fraud, abuse of confidential information, or any other unfair practice.

Private-Sector Customers

NCR can succeed only by exceeding customer expectations with our products and services and by fulfilling our commitments.

Government Customers

Special care must be taken when dealing with government customers. Activities that might be appropriate when working with private-sector customers may be considered improper and even illegal when dealing with government employees.

For additional information, employees who work with the U.S. government should consult the NCR Corporate/Personal Integrity Program (C/PIP) manual. Employees, including those who work with other governments, may also contact the Law Department for more information.

Suppliers

NCR chooses suppliers based on merit, taking into account factors such as price, quality, delivery capability, technology, design and reputation for service and integrity.

Reciprocal Agreements

It is NCR policy to refrain from entering into reciprocal buying or selling arrangements – i.e., an agreement that a first party will buy from the second party, on the express condition that the second party will buy from the first party.

For additional information about relationships with NCR customers and suppliers, please see Corporate Management Policies 901: “Conflicts of Interest;” 104: “Multinational Marketing;” 904: “Standards for Business Conduct (Foreign Corrupt Practices Act);” 905: “Product Promotion Material;” 913: “Contracts;” 1016: “NCR Multinational Account Marketing Policy - Intellectual Properties;” 902: “NCR U.S. Anti-trust Compliance;” and CFAP 815, Global Procurement Policy.” In addition, the Purchasing and Supplier Relations (Global Procurement) manual can provide additional counsel. For additional guidance, please see Questions and Answers and Your Responsibilities.

Competitors

Many countries have antitrust or competition laws designed to benefit consumers by promoting competition. While varying in scope, these laws prohibit monopolization and illegal agreements among competitors. NCR’s policy is to comply with the antitrust and competition laws of all countries where we do business.

Copyrights and “Fair Use”

International copyright laws protect original expression such as written materials, works of art and music. These laws prohibit the unauthorized duplication, distribution, display, and performance of protected expressions. In particular, NCR employees should be careful to avoid using unlicensed software, which would constitute copyright infringement. Copyright infringement can result in legal penalties for our company and for individuals.

For more information about copyrights and NCR, please see Corporate Management Policy 906: “Copyright Policy.”

GLOBAL COMMERCE

Export Controls

High-tech companies such as NCR must be concerned with export control laws regulating the export and re-export of its products. As a U.S. company, NCR must be particularly aware of U.S. export controls. Under export control laws, hardware, software, and technical information may be controlled when shipped, carried, or transmitted from one country to another, or even when released within one country to a citizen of another country. All forms of communication (e.g. telephone conversations, faxes, electronic mail, etc.) that contain technical information, when sent to another country or to a citizen of another country, may also be considered a controlled export.

Export control laws are relevant to NCR sales organizations and others that support the sales process since they may restrict the customers or countries to which our products may be sold.

Export laws typically require consideration of the following questions:

1.	What is the commodity, software, or technical information to be exported?

2.	Where will the product be exported?

3.	Who is the intended end-user?

4.	How will the product be used?

The Corporate Export Compliance organization is responsible for coordinating NCR’s compliance with export control laws. In addition, selected organizations are responsible for designating an Export Compliance Manager to implement NCR’s export compliance program within their organization.

For more information about export controls and NCR, please contact the Corporate Export Compliance organization at 937-445-2070, and see Corporate Management Policy 919: “Export Control Compliance.” For additional guidance, please see Questions and Answers or Your Responsibilities.

Import Laws

Most countries, including the United States, have laws controlling imports and regulating import duties on merchandise imported into that country. These laws typically govern what can be imported into the country, how the articles must be marked, how the imported merchandise must be valued, and what duties must be paid. NCR’s compliance with import laws is coordinated through the Corporate Import/Export Compliance organization. All organizations that are involved in import activities should designate an Import Compliance Coordinator within their organization.

For more information about import controls and NCR, please contact the Import Compliance organization, and see Corporate Management Policy 917: “Import Compliance”.

International Economic Boycotts

As a U.S. company, NCR must comply with U.S. regulations prohibiting the participation in economic boycotts not condoned by the U.S. government, such as the Arab League boycott of Israel. NCR must report to the U.S. government any boycott-related requests it receives, even if NCR refuses to honor the request. Boycott-related requests can be received orally or in bid invitations, tender documents, purchase orders, contracts, letters of credit, shipping documents, or other written communications.

U.S. anti-boycott regulations prohibit NCR from:

•	Refusing to do business with a boycotted country, its nationals, or its businesses.

•	Discriminating for boycott purposes against any person on the basis of race, religion, sex or national origin.

•	Furnishing information about NCR’s business relationship with a boycotted country, its nationals, or blacklisted companies or persons.

•	Furnishing for boycott purposes information about any person’s race, religion, gender, national origin, or charitable activities.

•	Implementing or honoring letters of credit containing prohibited boycott conditions.

For more information about NCR’s anti-boycott policy, please see Corporate Management Policy 903, “Anti-boycott Law Compliance.” For additional guidance, please see Questions and Answers or Your Responsibilities.

Foreign Corrupt Practice Act (FCPA)

As a U.S. company, NCR must comply with the provisions of the U.S. Foreign Corrupt Practice Act. The FCPA prohibits NCR from providing or promising money or anything of value to government officials outside the United States for the purpose of obtaining or retaining government business. (Such conduct is also prohibited within the United States under other U.S. laws, including criminal statutes.) It is equally impermissible to use an intermediary (such as an agent) to provide such payments. To ensure that payments are legitimate, the FCPA requires NCR to maintain accurate and complete accounting records.

Minor payments to government officials to expedite the performance of routine governmental actions (sometimes referred to as facilitating payments) are not prohibited under the FCPA. Because the line between a facilitating payment and a violation of the law may not be clear, you should check with the Law Department before making any such payments.

For more information about NCR policy and the provisions of the U.S. Foreign Corrupt Practices Act, please see Corporate Management Policy 904: “Standards for Business Conduct (Foreign Corrupt Practices Act).” For additional guidance, please see Questions and Answers or Your Responsibilities.

ENVIRONMENT/OCCUPATIONAL SAFETY & HEALTH/PRODUCT SAFETY

Environment

It is NCR’s policy to comply with applicable laws and regulations related to protecting the environment and to minimize undesirable environmental impacts from our business operations.

For more information about environmental protection and NCR, please see Corporate Management Policy Series 600: “Environmental Safety.”

Occupational Safety & Health

It is NCR’s policy to comply with applicable health and safety regulations related to protecting human health and providing working conditions that are free from recognized hazards that may cause death, physical harm, or illness.

For more information about health & safety and NCR, please see Corporate Management Policy 602: “Environmental Health & Safety Training.”

Product Safety

NCR is committed to providing products that are safe for our customers to use and that complies with applicable laws and accepted industrial and governmental standards.

For more information about product safety and NCR, please see Corporate Management Policy 1303: “Product Certification and Compliance.”

For more information about specific environmental, health and safety related initiatives, please contact your local or business unit Environmental & Safety Manager. For additional guidance, please refer to Questions and Answers or Your Responsibilities, or contact the Law Department.

COMMUNITY ACTIVITY

Charitable Contributions

Around the world, NCR encourages employees to participate in charitable organizations and community activities. Employees should ensure, however, that no conflict of interest — either actual or potential — exists between their NCR employment and their duties in public or civic affairs, whether elective or appointed, paid or voluntary. While NCR employees are encouraged to become actively involved in community activities, all employee participation, whether in the form of time, money, or other resources, must always be voluntary.

Political Contributions

NCR supports employee participation in the political process, for example, voting in elections or making personal contributions to support candidates or parties of their choice. Employees may express their views on government, legislation, and other matters of local and national interest. Such activities, however, must be undertaken on an employee’s own time and expense. Further, NCR will not dictate to an employee or anyone else which political party or view to support. Under no circumstances will any employee be compensated or reimbursed for personal political contributions or be given or denied employment or promotion as a result of making, or failing to make, a political contribution.

In many countries where NCR does business, laws prohibit NCR from making direct or indirect contributions to a political party or candidate in connection with a government election. This includes contributions in the form of cash, goods, services, loans, property, or the use of NCR’s facilities. (In the United States, this prohibition is not intended to interfere with NCR’s administration of the NCR Citizenship Fund, which accepts voluntary personal contributions from eligible, salaried employees). As a result, do NOT (1) commit company funds or other assets to political candidates, parties or other political activities, including public policy initiatives or referendums, without the prior approval of NCR’s Vice President, Government Affairs, (2) provide or promise money or anything of value to a government official to obtain or retain business, or (3) permit company facilities or equipment to be used for political activities without the prior consent of NCR’s Vice President, Government Affairs.

The NCR Government Affairs office in Washington, D.C., can provide further guidance about political activity in the United States and the European Community, and can be contacted at 202-347-6744. For additional guidance, please see Questions and Answers or Your Responsibilities. For information about political activities in other countries, contact the Law Department.

IN SUMMARY

Every NCR employee is responsible for upholding NCR Shared Values and following this code of conduct. In living up to this responsibility, we may sometimes want the help of others in our decision-making. Most often, your manager will be your best source for counsel; however, there may be times when you require input from others. In addition to contacting those persons or organizations referred to throughout the code (including the Law Department, the Ethics & Compliance Office, and Corporate Security), questions or concerns about business practices and behaviors can be clarified through NCR AlertLine.

NCR AlertLine

In the U.S., dial 1-888-256-5678.

Outside the U.S., call AT&T Direct; once you have accessed AT&T Direct, dial 888-256-5678.

COMMUNITY ACTIVITY

Questions & Answers

Q: I am running for public office in my community. How might this affect my job at NCR?

A: NCR encourages employees’ active involvement in community affairs. As an NCR employee, it is acceptable to seek and hold public office as long as such responsibilities do not diminish your ability to carry out your duties to NCR. Employees who seek public office may not campaign or solicit support of fellow employees, nor may they use company time or resources in such pursuits. If in the course of your civic duties a situation arises requiring a decision that specifically involves NCR, you must abstain from the decision-making process.

CONDUCT IN THE MARKETPLACE

Questions & Answers

Q: May NCR employees give gifts of value to customers or suppliers?

A: In most circumstances, NCR employees may give inexpensive promotional items or gifts. However, NCR employees may not give gifts to any customer or supplier that may influence, or create the appearance of an attempt to influence, the judgment of the supplier or customer in its business with NCR.

Q: After a particularly long project at a customer site, I have been offered a gift of a gold wrist watch. May I accept this offer of thanks?

A: No. NCR employees may not accept a gratuity or gift offered in connection with their job when doing so may adversely affect their judgment in the performance of their duties at NCR. One of the criteria employees should consider is the value of the gift.

Q: My spouse, who is not an NCR employee, is accompanying me on a business trip. The supplier that I am visiting for NCR has offered to pay my spouse’s travel expenses. May I accept?

A: No. You, or in certain cases, NCR, are responsible for expenses generated by having your spouse travel with you. NCR employees may not accept expensive gifts from customers or suppliers.

ENVIRONMENTAL/ OCCUPATIONAL HEALTH & SAFETY /PRODUCT SAFETY

Questions & Answers

Q: If I spill a small amount of solvent that is labeled as “hazardous,” why can’t I simply clean it up?

A: Always immediately report spills of any amount of a hazardous material to your local Environmental & Safety Manager. NCR has employees who are specially trained in handling such spills and the company may be required by law to report such occurrences. Unless you have received proper training in hazardous materials response and have appropriate equipment and supplies for proper disposal, do not attempt any clean-up or disposal.

Q: What if test results make our product look bad?

A: Set up and perform every test according to approved, written procedures. Under no circumstances should you alter test results to make NCR products appear better. All test results must be accurately recorded and reported.

GIFTS/ENTERTAINMENT/FAVORS

Questions & Answers

Q: My spouse runs a small temporary-employment agency and has asked me whether it is OK to market its services to NCR. What should I say?

A: Provided you or your spouse do not in any way use your relationship with NCR to influence the outcome of such marketing activity, this would be acceptable. However, you must first disclose to your management that the supplier seeking NCR business is related to you, and you cannot be involved in or influence the supplier selection.

Q: My child is seeking employment and has expressed interest in NCR. What role can I play in helping explore opportunities for my child?

A: Your child is free to seek employment with NCR. However, you may not use your position to influence the hiring process in any way. Further, your child may not report to you and care should be taken to ensure that normal business controls, checks, and balances are not compromised.

Q: My spouse works for a large computer company that is a direct competitor of NCR. Does this constitute a conflict of interest?

A: Maybe, depending on your spouse’s position for that company. You should disclose this relationship to your manager to make this determination. Additionally, you should be especially careful to follow Corporate Management Policies regarding proprietary information.

Q: For NCR, I develop and design computer systems for financial customers. May I work on my own time as a computer systems consultant for companies that are not NCR customers?

A: No. Generally, you are prohibited from engaging in any outside employment that is substantially similar to your job at NCR. In this particular case, such activity would place you in competition with NCR.

Q: In my off hours, I work as a freelance writer. May I offer my services to NCR?

A: No. NCR employees may not act as suppliers to NCR.

Q: Does ownership of stock in any NCR competitor create a conflict of interest?

A: Not necessarily. The amount of stock that you hold generally will determine whether your personal holdings must be reported. A financial interest in a competitor does not necessarily constitute a conflict of interest. It does mean, however, that such holdings are subject to review. Generally, owning stock in a mutual fund that invests in a competitor’s securities is acceptable.

Q: What forms of customer entertainment are appropriate?

A: In most circumstances, entertaining customers and potential customers at NCR-sponsored cultural and sporting events and providing occasional modest business meals are acceptable, provided that such activity does not violate the other company’s guidelines. However, if the customer in question is a governmental entity, you should not engage in such activities without first consulting the Law Department.

Q: I do a lot of business and personal travel. Can I keep non-cash benefits I receive from business travel (for example, frequent flyer credits) and apply them to my personal travel plans?

A: Yes. You can keep frequent flyer credits and use them for personal travel. However, you cannot influence or change the travel plans made by the company’s authorized travel agents to receive these or other similar non-cash promotional benefits. Doing so violates NCR policy in two ways. First, you have a conflict of interest between your personal interests and company requirements to use the lowest logical airfare. Second, you are misusing company funds if your travel is more expensive than the authorized travel agent could have arranged.

GLOBAL COMMERCE

Questions & Answers

Q: I do not work in the United States. In my country, payments to government officials are an accepted way of obtaining business. Would the payments violate the Foreign Corrupt Practices Act?

A: Even though it is an accepted way of doing business in your country, the payment may well violate the U.S. Foreign Corrupt Practices Act. You should consult with the Law Department.

Q: I have been asked by a customer to certify that a product was not manufactured in Israel. How should I respond?

A: Providing this type of certification would violate the U.S. anti-boycott regulations. You should not respond to any boycott-related requests without first contacting the Corporate Import/Export Compliance organization in the Law Department for guidance.

Q: A potential new customer wants to order a sophisticated computer system but does not require any installation or other support and refuses to disclose the intended use of the system. Can we accept the order?

A: The customer’s conduct reflects warning signs that the product may be intended for an inappropriate end-use, such as nuclear, chemical, or missile proliferation activities or for diversion to an unauthorized destination. You should not accept the order without contacting the Corporate Import/Export Compliance organization in the Law Department for guidance.

Q: My organization has received an order from a distributor. We have reason to believe that the distributor intends to re-sell the product to an end-user in Iran. Can we accept the order?

A: The United States has imposed a trade embargo on certain countries, including Iran. Accepting an order when you have reason to believe that the transaction involves an embargoed destination may violate U.S. law. You should not accept the order without contacting the Corporate Import/Export Compliance organization in the Law Department for guidance.

PROTECTION OF COMPANY ASSETS

Questions & Answers

Q: How can I determine whether company information is proprietary if it is not specifically labeled as such?

A: If you are uncertain, you should assume that the information is proprietary. Then, contact the employee or organization that generated the information. That employee or organization is responsible for determining whether the information is proprietary. In all cases, use the following criteria, in accordance with Corporate Management Policy 1402: “Protecting Information within NCR.”

•	The nature of the information

•	The sensitivity of the information

•	The information’s value to NCR

•	The information’s recipient — employees, contractors, suppliers, potential clients, or the public.

If you remain unclear about whether the information in question is proprietary, please seek counsel from your manager, the Law Department, or Global Information Security.

Q: What should I do if I discover an infringement or misuse of an NCR copyright or trademark?

A: To protect NCR’s rights, employees should promptly report such instances to the Law Department.

Q: NCR’s insider trading policy prohibits “short-term speculation” in NCR securities. What does this mean?

A: Some types of legal trading can appear to be based on the misuse of inside information. To avoid even the appearance of misconduct, you should not buy and sell NCR securities in the open market (such as the New York Stock Exchange) within any 6-month period. For example, if you buy 100 shares of NCR stock in October, you cannot turn around and sell 25 shares of NCR stock in December. However, this rule does not apply if two circumstances are present: (a) you have valid personal reasons for selling your NCR stock that are unrelated to the investment value of the securities; for example, you have emergency medical expenses; and (b) you do not have material inside information about NCR.

Q: If I know material inside information about NCR, can I sell NCR stock for personal reasons only? For example, if I need the money for vacation?

A: No. To avoid even the appearance of impropriety, you must wait until you no longer possess material inside information before selling your NCR stock.

Q: Does the insider trading policy cover my investments in NCR stock under the NCR Savings Plan?

A: Generally, no. Ongoing investments in NCR stock made by the trustee of the NCR Savings Plan are exempt from the policy. However, if you decide to change your investment direction under the Savings Plan — by investing more or less money in NCR stock or moving all or a portion of the balance of your Savings Plan account in and out of the NCR stock fund — you must follow the rules of the policy.

Q: Is there anything wrong with copying software programs and installing them on my PC at work?

A: Only properly licensed and NCR-approved software programs are to be installed on your PC.

Q: A customer’s finance manager wants information on some of our financial control procedures for a benchmark analysis her company is preparing. Can I release this information?

A: Requests for any type of NCR financial records need to be reviewed on a case-by-case basis. Depending on the situation, the risks could range from compromising company security to violating securities and antitrust laws. In such cases, contact the Law Department for guidance.

Q: Do I have to protect proprietary information even after I no longer work for NCR?

A: Yes. You may not use or disclose NCR proprietary information even after you are no longer employed by NCR.

WORKPLACE

Questions & Answers

Q: I have occasionally overheard racial and sexual comments in front of my manager. I know the comments aren’t right, but I don’t want to be seen as a non-team player or even lose my job. What are my options?

A: Your manager’s tolerance of such behavior is not acceptable at NCR. Employees who encounter such situations can call the NCR AlertLine to file an anonymous report, contact senior management for action, or — for those in the United States — seek resolution through IDR. Due to data protection and privacy issues, some countries may preclude the reporting of certain types of concerns through the NCR AlertLine. All good faith reports are investigated immediately and without reprisal to the originator of the report.

Q: Doesn’t affirmative action mean that NCR has quotas for hiring and promoting minorities and women?

A: No. NCR does not use quotas. Quotas undermine the principles of equal employment opportunity. NCR only considers lawful factors when hiring or promoting employees.

Q: My manager has asked me several times to meet socially after work. Each time, I have refused, but the invitations persist, and I am concerned this may be affecting my career. What should I do?

A: If you have concerns, contact your local Global Human Resources representative or the NCR AlertLine.

COMPANY FUNDS & PROPERTY

YOUR RESPONSIBILITIES

•	Keep accurate and complete records of funds spent.

•	Make sure expenditures are for legitimate business purposes.

•	Use corporate charge cards only for business purposes or as specified in company instructions.

•	Make sure computer and communications equipment and systems (including passwords or other methods used to access or transmit data) and the information they contain are protected against unauthorized access, use, or disclosure. Please see Corporate Management Policy 1404: “Information Technology Infrastructure.”

•	Use NCR’s trademarks and service marks only in accordance with company guidelines. Please see Corporate Management Policy 907: “Trademarks.”

•	Remember that misdirected e-mail messages or unauthorized access to NCR’s information systems may result in inadvertent disclosure of NCR confidential information.

•	Do not provide Internet access to non-NCR individuals or organizations, except in accordance with NCR policy.

Immediately report actual or suspected loss, damage, misuse, theft, or destruction of company assets to your manager or Corporate Security, according to Corporate Finance Accounting Policy 109: ”Irregularities,” or report the incident to NCR AlertLine.

COMPETITORS

YOUR RESPONSIBILITIES

•	Never discuss or agree with competitors to fix prices or divide markets.

•	Be careful when attending meetings or social events where competitors are present and current or future prices, costs, profits, market shares, or other competitive subjects may be discussed. You must not participate in conversations that could give the appearance of collusion with competitors in our industry.

•	When attending trade association meetings, be sure that matters about competition in the industry are not discussed. When in doubt, seek counsel from the Law Department.

•	Do not enter into any understanding with a competitor that restricts either party’s discretion to (a) manufacture any products, (b) offer any service, or (c) limit selling to, or buying from, a third party.

•	Do not enter into any understanding with a customer that might restrict the customer’s discretion to use or re-sell NCR products or that might condition the sale of a product or service on the customer’s purchase of another product or service from NCR.

•	When attending trade shows, do not participate in any discussions with competitors about pricing, profit margins or costs, bids, terms or conditions of sale, sales territories, market share, distribution practices, or other competitive information. If you find yourself involved in this type of discussion, excuse yourself and report the incident to the Law Department. With guidance from the Law Department, limited exceptions may be made for competitors who are also NCR customers, suppliers, or prospective partners.

CONFLICTS OF INTEREST

YOUR RESPONSIBILITIES

•	Do not own or have a major financial stake in a competing business or in any of NCR’s suppliers and customers.

•	Do not compete with NCR or assist any unauthorized person outside of NCR — including family members — to compete with NCR through the sale, design, servicing, distribution or promotion of products or services that compete with those of NCR or that could be provided by NCR.

•	Do not engage in NCR business (on your own or with a relative), unless it is approved by your manager and the Law Department in advance.

•	Do not take a position with another business (such as NCR’s suppliers or customers) that could influence or interfere with your NCR responsibilities.

•	Inform your manager or Global Human Resources representative of any outside business position (other than charitable, educational, or religious) that might be viewed as conflicting with your NCR responsibilities.

•	Disclose any major financial interest or position (including work as a consultant or advisor) with any NCR competitor, supplier, or customer.

COPYRIGHTS & FAIR USE

YOUR RESPONSIBILITIES

•	Do not reproduce, distribute, or alter copyrighted materials from books, trade journals, computer software, newspapers, magazines, musical recordings or tapes without permission of the copyright owner or its authorized agents.

•	Ensure that software used in connection with NCR business is properly licensed and paid for and used only in accordance with that license.

•	Do not duplicate NCR proprietary or trademarked software for personal use.

DRUG-FREE WORKPLACE

YOUR RESPONSIBILITIES

•	Do not bring illegal drugs onto NCR property or use illegal drugs while employed by NCR.

•	Do not conduct NCR business while under the influence of drugs or alcohol.

EMPLOYEE PRIVACY

YOUR RESPONSIBILITIES

•	Take precautions to ensure that personal information about fellow employees is treated with care and respect.

•	Observe all applicable laws regarding employee information, including those which limit the movement of personnel data across national borders.

•	Refer all requests for employment references or verifications of employment to your Global Human Resources representative. If an NCR employee or manager is asked to provide a reference for a current or former employee, they are not required to do so. If they do choose to provide the reference, they should make it clear that they are not acting on behalf of NCR, but rather are simply stating their personal opinion.

ENTERTAINMENT

YOUR RESPONSIBILITIES

•	Use good judgment. Do not accept any offers of entertainment that would reflect negatively on NCR.

•	Reciprocate with similar modest hospitality within a reasonable time; however, do not reciprocate if you are working with government employees.

•	If a customer or supplier proposes entertainment that is more than modest, consult your manager before accepting the invitation.

ENVIRONMENT

YOUR RESPONSIBILITIES

•	Know and comply with all applicable environmental laws, regulations, and NCR practices relating to operations within your area of responsibility.

•	Cooperate with government agencies, suppliers, and communities in their efforts to protect the environment.

•	Be environmentally aware, and consider environmental impacts in your decision-making.

EXPORT CONTROLS

YOUR RESPONSIBILITIES

•	Understand and comply with the export control laws applicable to your sales or export activities.

•	Work with your local Export Compliance Coordinator and the Corporate Import/Export Compliance organization to implement and follow NCR’s export compliance program within your organization.

•	Be aware of abnormal circumstances suggesting that an export may be destined for an inappropriate end-use, end-user, or destination.

•	If you encounter such warning signs or have other export control issues, contact the Corporate Import/Export Compliance organization in the Law Department.

FAVORS

YOUR RESPONSIBILITIES

•	Do not solicit anything of personal value in exchange for NCR business.

•	Do not provide anything of unusual value to obtain or retain business.

•	Do not provide or promise money or anything of value to a government official to obtain or retain business.

FCPA

YOUR RESPONSIBILITIES

•	Do not provide or promise money or anything of value to a government official to obtain or retain business.

•	Do not use an agent to provide payments to a government official that could not be made by NCR.

•	Maintain complete and accurate accounting records reflecting all payments.

•	Contact the Law Department regarding whether routine payments are properly characterized as facilitating payments.

•	Be familiar with FCPA reporting requirements.

FINANCIAL REPORTING

YOUR RESPONSIBILITIES

•	Never intentionally make an inaccurate, false, or misleading entry in company books and records.

•	If you are responsible for recording transactions, summarizing transaction activity, or preparing financial reports, understand and follow NCR accounting policies and internal control procedures.

•	Immediately report any concerns you have regarding compliance in this area to your manager or Corporate Security, according to Corporate Finance Accounting Policy 109: “Irregularities,” or report the incident to NCR AlertLine.

GIFTS

YOUR RESPONSIBILITIES

•	Never solicit gifts from any customer or supplier.

•	Do not accept gifts that are expensive or likely to influence your judgment.* Politely decline the gift and explain that NCR policy prohibits you from accepting it.

•	Do not accept — under any circumstances — payments, loans, kickbacks, special privileges, or services from anyone in return for NCR business.

•	Do not give — under any circumstances — payments, loans, kickbacks, special privileges, or services to current or potential customers or suppliers.

GOVERNMENT CUSTOMERS

YOUR RESPONSIBILITIES

•	Understand and comply with government procurement laws when working with government customers.

•	Do not provide or promise money or anything of value to a government official to obtain or retain business.

•	Do not use an agent to provide payments to a government official that could not be made by NCR.

HARASSMENT

YOUR RESPONSIBILITIES

•	Do not make or tolerate racial, sexual, religious, or ethnic jokes, comments about a person’s body, graphic statements about sexual matters, or engage in offensive behavior of a sexual nature.

•	Never make an unwelcome sexual advance toward a co-worker or to any other person you come in contact with in the course of your duties as an NCR employee.

•	Do not display sexually suggestive objects or pictures at work.

IMPORT LAWS

YOUR RESPONSIBILITIES

•	Understand and comply with the import laws applicable to your import activities.

•	Contact the Corporate Import/Export Compliance organization or the Law Department for guidance on import compliance.

INTERNATIONAL ECONOMIC BOYCOTTS

YOUR RESPONSIBILITIES

•	Understand the U.S. anti-boycott regulations, particularly if you are involved in doing business with Middle Eastern countries.

•	Immediately report any boycott-related request to the Corporate Import/Export Compliance organization in the Law Department.

INVESTMENT RULES & INSIDER TRADING

YOUR RESPONSIBILITIES

•	Never provide material inside information about NCR to others who might buy or sell stock based on that information. You should also avoid advising or encouraging another person to trade in a company’s stock if you have material inside information about that company.

•	Never buy or sell NCR or another company’s publicly traded stock while in possession of material information that has not been released to the public.

•	Do not trade if you are in doubt as to whether the information has been released to the public. Generally, wait at least two days after NCR issues a press release regarding such information, particularly earnings data, before buying or selling securities.

•	Check with your manager or the Law Department if you are unsure whether you are a restricted insider subject to the blackout period restrictions. Note that those employees who were granted stock options under the most recent company-wide grant made under the NCR Management Stock Plan are subject to this restriction.

•	Do not discuss material inside information with family, friends, or anyone else; do not talk about it in public places; do not fax it to unattended fax machines; and do not mail it electronically to non-NCR general information broadcast repositories.

•	Take reasonable precautions to restrict access to material inside information about NCR or another company to those employees who “need-to-know” for business reasons.

•	Label all material inside information “NCR Confidential” when providing it to others who have a “need to know.”

•	Do not change your investment direction with respect to your participation in the Employee Stock Purchase Plan (by increasing or decreasing the amount of NCR stock you purchase) or the company Savings Plan (by investing more or less money in NCR securities) while in possession of material inside information about NCR.

NON-DISCRIMINATION

YOUR RESPONSIBILITIES

•	Know, understand, and follow the non-discrimination laws in your local area.

•	Do not treat any employee differently because of race, religion, sex, national origin, age, disability, sexual preference or orientation, marital or family status, veteran status, or other illegal consideration.

OCCUPATIONAL HEALTH & SAFETY

YOUR RESPONSIBILITIES

•	Know and comply with all applicable occupational health and safety laws, regulations, and NCR practices relating to operations within your area of responsibility.

•	Use common sense to avoid accidents and injuries.

•	Call management attention to any circumstances that might, without correction, lead to an avoidable accident, injury, or illness.

POLITICAL CONTRIBUTIONS

YOUR RESPONSIBILITIES

•	Take an active interest in the well-being of the community where you live and work.

•	Do not commit company funds or other assets to political candidates, parties or other political activities, including public policy initiatives or referendums, without the prior approval of NCR’s Vice President, Government Affairs.

•	Do not permit company facilities or equipment to be used for political activities without the prior consent of NCR’s Vice President, Government Affairs.

•	Do not provide or promise money or anything of value to a government official to obtain or retain business.

PRIVATE SECTOR CUSTOMERS

YOUR RESPONSIBILITIES

•	Never misrepresent our products and services, even if it means losing a sale.

•	Share information when silence about a fact could mislead a customer.

•	Communicate clearly and precisely so customers understand the terms of our contracts, including performance criteria, schedules, prices, and responsibilities.

•	Never interview, recruit, or attempt to hire an NCR customer’s employee without prior approval from the sales director who has responsibility for the account.

PRODUCT SAFETY

YOUR RESPONSIBILITIES

•	Know, understand, and comply with applicable legal, industrial, and governmental standards relating to your area of responsibility.

PROPRIETARY INFORMATION

YOUR RESPONSIBILITIES

•	If you create or otherwise become responsible for confidential information, mark the documentation as proprietary in accordance with Corporate Management Policies 1402: “Protecting Information Within NCR,” and 911: “Publication of Proprietary Technical Information.”

•	Install and use all NCR-required security software in accord with policies and procedures, and always store NCR proprietary information in a safe place.

•	Do not discuss NCR proprietary information in public places such as airplanes, elevators, and restaurants, and when using portable communications devices.

•	Disclose NCR information and records only as authorized by Corporate Management Policies 110: “Information and Inquiries on Material Corporate Developments,” 1402: “Protecting Information Within NCR,” 820: “Sharing NCR Financial Information,” 911: “Publication of Proprietary Technical Information,” 916: “Providing Legal Information, Documents to Outside Sources,” 1104: “News Media Relations,” and Corporate Finance & Accounting Policy 106: “External Reporting.”

•	Respond “no comment” to any inquiry about a material corporate development made by someone who does not have a clear “need to know” such information for NCR business reasons.

•	Do not discuss NCR proprietary information with family or friends — they may not understand its significance and may unknowingly pass it to someone who should not have it.

•	Immediately report actual or suspected loss, misuse, or theft of proprietary information to your manager or Corporate Security, according to Corporate Finance Accounting Policy 109:” Irregularities,” or report the incident to NCR AlertLine or the Information Protection Team.

SUPPLIERS

YOUR RESPONSIBILITIES

•	Disclose to your manager any personal relationships or interests that you have that may influence your judgment when dealing with a supplier.

•	Never agree to work for or represent the interests of a supplier.

•	Never promise NCR business in exchange for a supplier’s purchase of goods or services from NCR.

TRADE SECRETS

YOUR RESPONSIBILITIES

•	Never misappropriate confidential competitive information.

•	Never bribe a competitor’s employee or otherwise obtain competitive information from a competitor’s employee in breach of his/her obligations to that competitor.

•	Never misrepresent your status as an NCR employee.